UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	June 29, 2016

LEGG MASON, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-8529	52-1200960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

100 International Drive, Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	410 539-0000

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Legg Mason, Inc. (the “Company”) is making the following disclosure in order to provide certain information about its exposures to the United Kingdom and Eurozone.

In the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016, the Company disclosed its operating revenues by geographic region. Of the $338.6 million of operating revenues reported for the United Kingdom, approximately 70% was received in U.S. dollars, 20% in British pounds (“GBP”) and 5% in Euros. The remainder was received in other currencies.

As of May 31, 2016, approximately 3% of the Company’s total long-term AUM had Country Exposure to the United Kingdom and approximately 5% had Country Exposure to the Eurozone. Fixed income assets comprised approximately 75% of each of these Country Exposures.

As of May 31, 2016, the percentage of the Company’s long-term AUM with Currency Exposure to the GBP and Euro was approximately 2% each. Fixed income assets comprised approximately 75% of the Currency Exposure to the GBP and 65% of the Currency Exposure to the Euro.

For these purposes, AUM with “Country Exposure” primarily consists of AUM invested in securities issued by entities domiciled in the United Kingdom or Eurozone, as applicable. AUM with “Currency Exposure” consists of AUM invested in securities that are denominated in the GBP or Euro, as applicable.

The information furnished under this Item 7.01 shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGG MASON, INC.
(Registrant)

Date: June 29, 2016	By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel